EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between MBX Biosciences, Inc., a Delaware corporation (the “Company”), and John W. Smither (the “Executive”) and is effective as of July 13, 2026 (the “Effective Date”). Except as expressly provided herein, this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein.

WHEREAS, the Executive is currently serving as the Company’s interim Chief Financial Officer (“CFO”) pursuant to the terms of the offer letter between the Executive and the Company dated February 25, 2026 (the “Prior Agreement”);

WHEREAS, the Company and the Executive desire to terminate the Prior Agreement (except the “Representation Regarding Other Obligations” section therein, which is preserved) as of the Effective Date at which time the Executive shall transition from the Company’s interim CFO to the Company’s CFO pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Employment.
(a)
Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.
(b)
Position and Duties. The Executive shall serve as the CFO and shall have such powers and duties as may from time to time be prescribed by the Board. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company.
(c)
Office Location and Business Travel. The Executive shall perform the Executive’s duties under this Agreement at the Company’s physical location in Massachusetts. Upon the opening of the Massachusetts MBX hub location, located at 5 Burlington Woods Drive, Burlington, MA 01803, the Executive will be expected to travel to and work from the Company’s physical location consistent with the Company’s local office practices and the terms of the Company’s in-office policy as in effect from time to time. The Executive shall travel to and work from the Company’s headquarters or another designated location, as requested by the CEO, a total of at least five business days per month on average, and shall engage in such other business travel as is reasonably required to perform Executive’s duties as is reasonably required to perform Executive’s duties.

2.
Compensation and Related Matters.
(a)
Base Salary. The Executive’s initial base salary shall be paid at the rate of $530,000 per year. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.
(b)
Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual incentive compensation shall be forty percent (40%) of the Executive’s Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The actual amount of the Executive’s annual incentive compensation, if any, in any year shall be determined in the sole discretion of the Board or the Compensation Committee. Except as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in an applicable incentive compensation plan the Executive must be employed by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation.
(c)
Relocation Bonus. In connection with his appointment to CFO, the Executive will relocate within three months of the Effective Date to the Burlington, Massachusetts area which will become the Executive’s primary work location; provided that the Executive will also be required to travel regularly for business, consistent with the Company’s business needs. The date of the Executive’s relocation shall be referred to herein as the “Relocation Date”. The Executive shall be eligible to receive a relocation bonus in the gross amount of $150,000, less applicable deductions and withholdings (the “Relocation Bonus”), to be paid as follows: fifty percent (50%) of the Relocation Bonus shall be paid in a lump sum within thirty (30) days following the Effective Date of this Agreement (the “First Installment”); and, provided that the Relocation Date occurs within three months of the Effective Date, fifty percent (50%) of the Relocation Bonus shall be paid on or by January 15, 2027 (the “Second Installment”), provided that the Executive remains employed on the date of each respective payment; provided further that, if (i) the Relocation Date does not occur within three months of the Effective Date, the Executive shall repay the gross amount of the Relocation Bonus to the Company within 10 days following the Date of Termination (as defined below), or (ii) the Executive’s employment is terminated by the Company for Cause or (iii) the Executive resigns other than for Good Reason (as such terms are defined below), in case of each (ii) and (iii), prior to the one (1) year anniversary of the Relocation Date, the Executive shall repay to the Company, within 10 days following the Date of Termination (as defined below), a pro rata portion of the gross amount of the Relocation Bonus, calculated by multiplying the gross amount of the Relocation Bonus by a fraction, the numerator of which is the number of days remaining between the Date of Termination and the one (1) year anniversary of the Relocation Date, and the denominator of which is 365.
(d)
Expenses The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executives.

(e)
Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(f)
Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.
(g)
Equity.
(i)
Subject to the approval of the Board or the Compensation Committee, following the Effective Date, the Company shall grant to the Executive the following equity awards (collectively, the “New Hire Awards”) under the Company’s 2024 Stock Option and Incentive Plan (the “2024 Plan”) and pursuant to the Company's form award agreements thereunder (the 2024 Plan and the applicable award agreement, the “Equity Documents”): (i) a nonqualified stock option to purchase 130,000 shares of the Company’s common stock (the “Option Award”), at an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant, with the following vesting schedule: 25% of the Option Award shall vest on the one (1)-year anniversary of the Effective Date; and the remaining 75% of the Option Award shall vest in equal monthly installments over the thirty-six (36) month period thereafter, in each case, subject to the Executive's continued service relationship with the Company through the applicable vesting date; and (ii) a restricted stock unit award covering 28,000 shares of the Company’s common stock (the “RSU Award”), with the following vesting schedule: 25% of the RSU Award shall vest on each of the first four (4) anniversaries of the Effective Date, in each case, subject to the Executive’s continued service relationship with the Company through the applicable vesting date, and subject to settlement in shares of the Company's common stock upon vesting. The New Hire Awards shall be subject to the terms and conditions of the 2024 Plan and the applicable award agreements thereunder, which the Executive shall be required to execute as a condition to receiving the New Hire Awards. In the event of any conflict between this Agreement and the terms of the Equity Documents, the terms of the Equity Documents shall control, except as expressly provided in Section 6(a)(ii) of this Agreement with respect to vesting acceleration upon a qualifying termination within the Change in Control Period.
3.
Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)
Death. The Executive’s employment hereunder shall terminate upon death.
(b)
Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)
Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s substantiated engagement in illegal conduct or gross misconduct; (ii) Executive’s insubordination or substantial malfeasance or nonfeasance of duty, which, in each case, is injurious to the Company; (iii) Executive’s substantiated embezzlement, misappropriation or fraud; (iv) Executive’s unauthorized disclosure of confidential information; (v) Executive’s material breach of fiduciary duty; (vi) Executive’s material breach of a Company policy; (vii) Executive’s failure to follow a lawful and reasonable directive from the chief executive officer of the Company or the Board; or (viii) Executive’s breach of a material provision of any employment, non-disclosure, invention assignment, non-competition, or similar agreement between Executive and Company; provided that for a termination pursuant to Section 3(c) (ii) (vi) (vii) or (viii) above (A) Company provides Executive with written notice that Company intends to terminate Executive’s employment hereunder for one of the circumstances set forth in this Section 3(c) within thirty (30) days of its discovery of such circumstance occurring and (B) if such circumstance is capable of being cured, Executive has failed to cure such circumstance within a period of fifteen (15) business days from the date of such written notice. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Cause, and failure to adhere to such conditions in the event of Cause shall not disqualify Company from asserting Cause for any subsequent occurrence of Cause.
(d)
Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)
Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”): (i) a material diminution in Executive’s Base Salary and Target Bonus percentage except for across-the-board salary or target bonus percentage reductions similarly affecting all or substantially all similarly situated employees of the Company; (ii) a material reduction in Executive’s duties (including responsibilities and/or authorities), position, or title; or (iii) a change of more than fifty (50) miles in the geographic locations at which Executive provides services to the Company; provided that (A) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the circumstances set forth in this Section 3(e) within thirty (30) days of Executive becoming aware of such circumstance occurring, (B) if such circumstance is capable of being cured, Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates Executive’s employment within sixty (60) days from the date the Good Reason has occurred (the foregoing clauses (A) through (C), the “Good Reason Process”). For purposes of clarification, the Good Reason Process shall apply separately to each occurrence of a Good Reason Condition, and failure to adhere to the Good Reason Process in the event of one occurrence of a Good Reason Condition shall not disqualify Executive from completing the Good Reason Process for any subsequent occurrence of a Good Reason Condition. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto. Notwithstanding the foregoing, any of the actions described in subclause (ii) herein that are taken in connection with a transaction in which the owners of Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from Company shall not be deemed to constitute an occurrence of Good Reason.
4.
Matters related to Termination.
(a)
Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(b)
Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given in compliance with the Good Reason Process. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
(c)
Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate): (i) any Base Salary earned through the Date of Termination;

(ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans; and (iv) any other amounts required by law (collectively, the “Accrued Obligations”).
(d)
Resignation of All Other Positions. The Executive shall be deemed to have resigned from the Board and all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
5.
[Reserved.]
6.
Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is within the Change in Control Period. For the avoidance of doubt, (i) in no event will the Executive be entitled to severance pay and benefits under both Section 5 and Section 6 of this Agreement, and (ii) if the Company has commenced providing severance pay and benefits to the Executive under Section 5 prior to the date that the Executive becomes eligible to receive severance pay and benefits under this Section 6, the severance pay and benefits previously provided to the Executive under Section 5 shall reduce the severance pay and benefits to be provided under this Section 6. These provisions shall terminate and be of no further force or effect after the Change in Control Period.
(a)
If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs within the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of a general release of claims against the Company and all related persons and entities (the “Release”) by the Executive and the Release becoming fully effective, all within the time frame set forth in the Release but in no event more than 60 days after the Date of Termination:
(i)
the Company shall pay the Executive a lump sum cash payment in an amount equal to 1.25 multiplied by the sum of (A) the Executive’s then-current Base Salary plus (B) the Executive’s Target Bonus for the then-current year;
(ii)
subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and
(iii)
notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all Time-Based Equity Awards shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the effective date of the Release (the “CIC Accelerated Vesting Date”), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Executive’s Time-Based Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (A) the effective date of the Release (at which time acceleration will occur), or (B) the date that the Release can no longer become fully effective (at which time the unvested portion of the Executive’s Time-Based Equity Awards will terminate or be forfeited). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the CIC Accelerated Vesting Date.

The amounts payable under this Section 6(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)
Additional Limitation.
(i)
Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(ii)
For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iii)
The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(c)
Definitions. For purposes of this Agreement:
(i)
“Change in Control” shall mean a “Sale Event” as defined in the Company’s 2024 Stock Option and Incentive Plan, as amended from time to time.
(ii)
“Change in Control Period” shall mean the period beginning 3 months prior to the date of the first event constituting a Change in Control and ending on the 12 month anniversary following the first event constituting a Change in Control.
7.
Section 409A.
(a)
Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
(d)
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Confidentiality Agreement (as defined below) is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)
The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
8.
Continuing Obligations.
(a)
Confidentiality Agreement. The terms of the Employee Confidentiality, Assignment and Noncompetition between the Company and the Executive, attached hereto as Exhibit A (the “Confidentiality Agreement”), shall be in full force and effect, the terms of which are incorporated herein by reference. For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Confidentiality Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.” For the avoidance of doubt, all restrictive covenants obligations are supplemental to, and do not supersede, one another. In the event the Executive is entitled to both payments pursuant to the Confidentiality Agreement and severance payments pursuant to Section 5 or Section 6 of this Agreement, then the severance payments pursuant to Section 5 or Section 6 of this Agreement will be reduced by the amount the Executive is paid pursuant to the Confidentiality Agreement.
(b)
Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(c).
(d)
Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
9.
Arbitration of Disputes.
(a)
Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Indianapolis, Indiana, or, with the consent of all parties, virtually or in another mutually agreeable location, in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive understands that, to the fullest extent permitted by applicable law, the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. THE EXECUTIVE FURTHER UNDERSTANDS THAT, BY SIGNING THIS AGREEMENT, THE COMPANY AND THE EXECUTIVE ARE GIVING UP ANY RIGHT THEY MAY HAVE TO A JURY TRIAL ON ALL CLAIMS THEY MAY HAVE AGAINST EACH OTHER. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under the Confidentiality Agreement; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.
(b)
Arbitration Fees and Costs. The Executive shall be required to pay an arbitration fee to initiate any arbitration equal to what the Executive would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.
10.
Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the State (as defined below). Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
11.
Protected Actions. Nothing contained in this Agreement, the Confidentiality Agreement or any other agreement with the Company, or any Company policy, limits the Executive’s ability, with or without notice to the Company, to: (a) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission; (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (c) share compensation information concerning the Executive or others (provided that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information); (e) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful; or (f) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law).
12.
Integration. This Agreement and the Equity Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, provided that the “Representation Regarding Other Obligations” Section of the Prior Agreement and the Confidentiality Agreement are expressly preserved and remain in full force and effect.
13.
Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
14.
Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Confidentiality Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or pursuant to Section 6 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
15.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
17.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board. Notices, requests, demands and other communications provided for by this Agreement shall also be sufficient if sent by email to the Company email address of the Executive or, in the case of Company, the email address of Chairman of the Board, with confirmation of receipt.
19.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
20.
Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. Notwithstanding anything to the contrary in this Agreement, all severance pay and benefits provided to the Executive pursuant to Section 5 or Section 6 of this Agreement (as applicable) shall be reduced and/or offset by any amounts or benefits paid to the Executive to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise). In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.
21.
Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the state in which the Executive is employed by the Company (or, if applicable, the state in which the Executive was employed by the Company as of the Date of Termination) (the “State”), without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals with geographic jurisdiction for the State.
22.
Counterparts. This Agreement may be executed and delivered in any number of counterparts, including by facsimile and electronic means, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date and was executed as of October 20, 2026 for the purpose of correcting a scrivener's error.

COMPANY:

MBX BIOSCIENCES, INC.

By: /s/ Steve Hoerter

Name: Steve Hoerter
Its: Chair and Chief Executive Officer

EXECUTIVE:

/s/ John W. Smither

John W. Smither

Signature page to Employment Agreement

Exhibit A

Confidentiality Agreement